HAMPSHIRE REPORTS THIRD QUARTER 2012 RESULTS
-- Company Posts Improved Operating Performance --

New York, NY, November 8, 2012 -- Hampshire Group, Limited (OTC Markets: HAMP) today announced its results for the third quarter ended September 29, 2012.

“Operating performance this quarter improved as we leveraged additional sales volume on a lower level of SG&A. We are executing on plan and beginning to realize the benefits of our strategy for Rio Garment, as we develop a more robust product offering, grow its capacity and improve its operations. Hampshire Brands has begun shipment of its Dockers® tops to JCPenney and other major retailers while furthering the wind down of two declining businesses targeted for closure so that more resources could be focused on the Dockers® and Panama Jack® licenses. These licenses, along with other new relationships, have given us greater visibility into the balance of 2012 and beyond. We had solid bookings during the quarter, which contributed to our strong backlog entering 2013.”

“Earlier this year we implemented a cost savings plan, primarily through workforce reduction, that allows us to eliminate $2.1 million on an annualized basis. Subsequent to the end of this quarter, we expanded this plan and expect to save an additional $0.4 million,” continued Mr. Golden. “Consistent with this effort, we made significant upgrades to our executive team during the period to assist us in focusing on additional growth opportunities and to drive further improvements in our operating platform.”

Third Quarter 2012 Highlights

•	Net sales increase driven by Rio Garment manufacturing subsidiary;
•	Company posts gross profit of $7.2 million, which reflects year-over-year growth of 28%;
•	Significant decrease in SG&A to 23% of sales; and
•	Order backlog growth of 6.4% year-over-year to $63.8 million

Net sales for the third quarter of 2012, which reflects a full quarter of contribution from Rio Garment as compared to a partial quarter for 2011, were $36.3 million, over the $33.5 million reported in the third quarter of 2011. The $2.8 million improvement in net sales was primarily due to an increase of $5.7 million in Rio Garment’s net sales for the full quarter which was partially offset by a $3.0 million decline in Hampshire Brands net sales due to the wind down of the JOE Joseph Abboud® licensing agreement. Gross profit for the third quarter was $7.2 million versus $5.6 million a year ago. The improvement in gross profit resulted from a combination of  increases in net sales from Rio Garment and increases in both volume and average selling price per unit for Hampshire’s proprietary scott james® brand.

Selling, general and administrative expenses were $8.3 million for the third quarter of 2012, a decrease of $0.3 million from the previous year. SG&A as a percent of net sales declined to 23% versus 26% a year ago. Subsequent to the third quarter, the Company announced an additional cost savings plan expected to provide $0.4 million in cost savings on top of the $2.1 in annualized savings from cost savings announced in the second quarter.  Hampshire Group recorded $0.3 million in restructuring charges for the quarter related to severance expenses as part of the headcount reduction.

The loss from continuing operations before taxes in the third quarter declined to $1.4 million from $3.2 million reported in the prior year. The Company reported a net loss per diluted share from continuing operations of $0.19 for the third quarter of 2012, an improvement compared to a loss of $0.36 for the same period last year. Adjusted EBITDA was $59,000 for the third quarter of 2012 and included an adjustment for the previously mentioned $0.3 million of special restructuring charges in the period.

The Company ended the quarter with $2.2 million in cash, compared to $25.8 million at December 31, 2011. The results for the current year reflect the use of cash to fund the Company’s historical inventory build in advance of its peak shipping months, the investment in inventory at Rio Garment, as well as a higher balance of accounts receivable to support increased sales. At September 29th, Hampshire had $22.6 million in Accounts Receivable and $37.1 million in Inventory as compared to $13.2 million and $18.6 million, respectively at year-end. At September 29, 2012, the Company had drawn down $14.1 million under its revolving credit facility.

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiaries, Hampshire Brands, Inc., Rio Garment S.A. and scott james, LLC, is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children. The Company also offers a full sportswear collection for men through the scott james® brand that is sold primarily at upscale department and specialty stores and online at www.scottjamesonline.com.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: A prolonged period of depressed consumer spending; use of foreign suppliers for raw materials and manufacture of our products including a manufacturing facility based in Honduras; lack of an established public trading market for our common stock; decreases in business from or the loss of any one of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss of or inability to renew certain licenses; change in consumer preferences and fashion trends, which could negatively affect acceptance of our products by retailers and consumers; failure of our manufacturers to use acceptable ethical business practices; failure to deliver quality products in a timely manner; problems with our distribution system and our ability to deliver products; labor disruptions at ports, our suppliers, manufacturers or distribution facilities; failure, inadequacy, interruption or security lapse of our information technology; failure to compete successfully in a highly competitive and fragmented industry; challenges integrating any business we have acquired or may acquire; potential impairment of acquired intangible assets; unanticipated expenses beyond the amount reserved on our balance sheet or unanticipated cash payments related to the ultimate resolution of income and other possible tax liabilities; significant adverse changes to international trade regulations; loss of certain key personnel which could negatively impact our ability to manage our business; our stockholders’ rights plan potentially adversely affecting existing stockholders; risks related to the global economic, political and social conditions; fluctuation in the price of raw materials adversely affecting our results of operations; and energy and fuel costs are subject to adverse fluctuations and volatility.

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CONTACTS

Investors:
MBS Value Partners
Gentra Cartwright/Betsy Brod
(212) 750-5800

Media:
Berns Communications Group, LLC
Jessica Liddell / Melissa Jaffin
(212) 994-4660

Hampshire Group, Limited and Subsidiaries
Selected Unaudited Financial Data

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net sales	$36,309	$33,492	$77,050	$40,470
Cost of goods sold	29,102	27,853	61,752	34,127
Gross profit	7,207	5,639	15,298	6,343
Selling, general and administrative expenses	8,349	8,667	25,548	18,818
Restructuring costs	259	59	400	133
Goodwill impairment loss	—	—	—	1,204
Loss from operations	(1,401)	(3,087)	(10,650)	(13,812)
Other income (expense):
Interest income	1	4	2	5
Interest expense	(167)	(135)	(330)	(320)
Other, net	154	(16)	178	(34)
Loss from continuing operations before income taxes	(1,413)	(3,234)	(10,800)	(14,161)
Income tax (benefit) provision	10	(1,056)	102	(1,013)
Loss from continuing operations	(1,423)	(2,178)	(10,902)	(13,148)
Income (loss) from discontinued operations, net of taxes	(99)	356	660	9,440
Net loss	$(1,522)	$(1,822)	$(10,242)	$(3,708)
Basic income (loss) per share:
Loss from continuing operations	$(0.19)	$(0.36)	$(1.52)	$(2.28)
Income (loss) from discontinued operations, net of taxes	(0.01)	0.06	0.10	1.64
Net loss	$(0.20)	$(0.30)	$(1.42)	$(0.64)
Diluted income (loss) per share:
Loss from continuing operations	$(0.19)	$(0.36)	$(1.52)	$(2.28)
Income (loss) from discontinued operations, net of taxes	(0.01)	0.06	0.10	1.64
Net loss	$(0.20)	$(0.30)	$(1.42)	$(0.64)
Weighted average number of shares outstanding:
Basic weighted average number of common shares outstanding	7,451	6,076	7,190	5,756
Diluted weighted average number of common shares outstanding	7,451	6,076	7,190	5,756

NON GAAP RECONCILIATION:
Net loss	$(1,522)	$(1,822)	$(10,242)	$(3,708)
Income tax (benefit) provision	10	(1,056)	102	(1,013)
Interest expense (income), net	166	131	328	315
Depreciation and amortization	947	631	2,819	1,650
EBITDA	(399)	(2,116)	(6,993)	(2,756)
Restructuring costs	259	59	400	133
Stock based compensation	199	252	567	227
Adjusted EBITDA	$59	$(1,805)	$(6,026)	$(2,396)

The Company believes that supplementing its financial statements prepared according to generally accepted accounting principles in the United States (“GAAP) with certain non-GAAP financial measures, as defined by the Securities and Exchange Commission (“SEC”), provides a more comprehensive understanding of Company’s results of operations. Such measures include EBITDA and Adjusted EBITDA and should not be considered an alternative to comparable GAAP financial measures, but should rather be read in conjunction with the GAAP financial measures. Certain items we previously included in Adjusted EBITDA such as goodwill impairment loss, acquisitions costs, other income and expense, income or loss from discontinued operations and loss on lease obligation are not currently included in the calculation of Adjusted EBITDA because we do not believe that they are relevant to the ongoing operations of our company. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K for the year ended December 31, 2011 and its Form 10-Q for the quarter ended September 29, 2012 and other SEC filings, which advise interested parties of certain factors that affect the Company’s business.

SELECTED BALANCE SHEET DATA:
(excluding discontinued operations)	September 29, 2012	December 31, 2011
Cash and cash equivalents	$2,229	$25,801
Accounts receivable, net	$22,589	$13,150
Inventories, net	$37,121	$18,591
Borrowings under credit facility	$14,086	$—
Working capita	$24,995	$35,922